Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-233136), and the related prospectus and to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-233958) of our report dated April 27, 2020 in respect of the consolidated balance sheet of Eltek Ltd. and subsidiaries as of December 31, 2019, and the related consolidated statements of operations, comprehensive loss, cash flows, and stockholders’ equity for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), which report appears in the Annual Report on Form 20-F for the year ended December 31, 2020 of Eltek Ltd.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay and Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel

March 25, 2021